                                                                    Exhibit 99.1

For Immediate Release:

Contact: Waters Corporation
Gene Cassis 508-482-2349

                 Waters Corporation Announces Field Integration

Milford, Massachusetts, July 8, 2002 - Waters Corporation (NYSE: WAT) announced today that it is fully integrating the worldwide sales, service and distributor groups of the Micromass division with the Waters division. By creating a unified distribution channel between the two groups, Waters will be able to leverage the strengths of both its MS and HPLC divisions.

"This new strategy allows us to present a single face and a total solution to customers anywhere in the world and will align and position the field organization to more rapidly respond to the quickly evolving needs of our LC/MS customers. We already have the broadest range of HPLC and MS products available in the world and this integration will allow us to fully leverage our potential," said Arthur Caputo, President of Waters Business Operations.

Waters Corporation has worldwide leading positions in three complementary analytical technologies - high performance liquid chromatography (HPLC), mass spectrometry and thermal analysis - which account for $4.2 billion in annual revenues of the $19 billion analytical instrument market.